ACCURIDE CORPORATION
PERFORMANCE BONUS AGREEMENT
ACCURIDE CORPORATION INCENTIVE COMPENSATION PLAN
Name:	Name	Bonus Amount:

Address:	Street City State Zip	Grant Date:

Performance Period:

Signature:

Accuride Corporation (the "Company") is offering you the opportunity to earn the Bonus Amount set forth above under the Accuride Corporation Second Amended and Restated Incentive Award Plan (the "Plan") subject to your continued employment with the Company and satisfaction of all the Performance Goals as set forth in this Agreement.  No Bonus Amount will be earned or payable under this Agreement unless all of the following Performance Goals are met:  (i) the Company has Liquidity (as defined below) of at least $[_____], after taking into account payment of all similar performance bonuses payable under the Plan for that Performance Period,  (ii) the payment of bonuses under the Plan will not cause the Company to violate any loan or other financial covenant contained in the Company's and its Subsidiaries' debt agreements, (iii) the Company and its Subsidiaries are not in default under any debt agreements, and (iv) the Company's Average Return on Assets ("ROA") at the end of the Performance Period is at least [__]%.  If these Performance Goals are met, then the actual Bonus Amount earned and payable (the "Earned Bonus") will be determined as follows:

Earned Bonus = Payout Percentage x Bonus Amount

The Payout Percentage is based on achievement with respect to ROA over the Performance Period, indicated above, determined at the end of the Performance Period, in accordance with the following table.

	Below Threshold	Threshold	Target	Maximum
ROA		[__]%	[__]%	[__]%
Payout Percentage	- 0 -	50%	100%	150%

Achievement between threshold and target and between target and maximum will be interpolated linearly.

"Liquidity" means the sum of all cash and cash reserves (determined in accordance with GAAP), plus the amount of availability under the Company's ABL facility or any replacement thereof all as determined as of the last day of the Performance Period.
"ROA" means, for each year in the Performance Period, as follows:

ROA =	Pretax Income
Average Total Assets

For this purpose, Pretax Income will be calculated in accordance with Accounting Principles Generally Accepted in the United States as in effect on the Grant Date ("US GAAP"). Average Total Assets will mean the average of the Total Assets at the beginning and end of each fiscal year in the Performance Period, but with any goodwill impairments occurring after December 31, 2015 being added back. In determining Pretax Income and Total Assets, divestitures greater than $10 million and acquisitions greater than $20 million for the Performance Period year in which such divestitures or acquisitions occur will be excluded. The Average ROA shall be the average of the individual ROA for each year of the Performance Period.

Except as provided in the next paragraph, in the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement ("Termination of Service"), your right to receive and/or vest in the Bonus Amount will terminate and will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

In the event your Termination of Service is due to death or Permanent Disability following the first anniversary of the Grant Date, you will remain eligible to earn the Bonus Amount as if you remained employed through the last day of the Performance Period, provided, however, that the Earned Bonus shall be reduced by multiplying such amount by a pro-rata factor determined by dividing the number of full months elapsed in the Performance Period through the date of Termination of Service by thirty-six (36). "Permanent Disability" means that you are unable to engage in the activities required by your employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion. In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.  For the avoidance of doubt, no Bonus Amount will be earned or payable under this paragraph unless all the Performance Goals are satisfied at the end of the Performance Period.

Upon a Change in Control, the Earned Bonus will be 100% of the Bonus Amount but pro-rated by dividing the number of full months elapsed in the Performance Period through the date of the Change in Control by thirty-six (36); provided, however, the Administrator may, in its sole discretion, adjust your Earned Bonus upon its view of your achievement of the Performance Goals to date immediately prior to the consummation of such Change in Control.

Payment of the Earned Bonus will be made as part of the first regularly schedule payroll (i) following the date the Committee certifies the level of achievement of the Performance Goals following the end of the Performance Period, but in no event later than seventy-five (75) days after the end of the Performance Period or (ii) on or after the date of a Change in Control.

The Bonus Amount or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

If you engage in any "prohibited Activity," any unvested Bonus Amount will be forfeited. In addition, if you engage in any Prohibited Activity within 24 months of the day on which any Earned Bonus is paid to you pursuant to this Agreement, you must repay to the Company an amount equal to any portion of the Earned Bonus previously paid.

For purposes of this Agreement, the term "Prohibited Activity" shall mean and include each of the following:

•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•	The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.
•	The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.
•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company's resources during your employment with the Company.

•
If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a "Prohibited Activity" even if a Change in Control (as defined in said agreement or program) has not occurred.

The Company will deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld with respect to arising from the vesting and payment of any Earned Bonus.

Section 409A of the Code imposes a number of requirements on "non-qualified deferred compensation plans and arrangements." This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, since any Earned Bonus will settle and be paid upon vesting and, therefore, is intended to qualify for the short-term deferral exception to Section 409A.

Under no circumstances may the time or schedule of the payment of the Bonus Amount be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. You do not have any right to make any election regarding the time or form of any payment. This Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time. In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

The opportunity to earn the Bonus Amount is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Bonus Amount under the Plan is a one-time benefit and does not create any contractual or other right to receive future bonus opportunities or benefits in lieu thereof in the future. Future awards of bonus opportunities, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the amount of the bonus and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By: Its:	________________________________ Richard F. Dauch President and Chief Executive Officer